EXHIBIT 99.1
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              NISOURCE ENTERS FINAL BIDDING PROCESS FOR COLUMBIA

                       NiSource Withdraws Tender Offer

   MERRILLVILLE, Ind., Feb. 14 /PR Newswire/ -- NiSource, Inc. (NYSE:NI) today announced that its tender offer for all of the outstanding common stock of Columbia Energy Group (NYSE:CG) is not being extended.

   NiSource Chairman, President and Chief Executive Officer Gary L. Neale stated, "We are gratified by the support that Columbia shareholders have shown for NiSource over the last eight months."

   "We are now entering the final phase of Columbia's defined bidding process. In order to maintain confidentiality and flexibility in this process, it is necessary for us to withdraw the tender offer at this time," continued Neale.

   NiSource noted that at the expiration of its tender offer, midnight EST on Friday, February 11, 2000, Columbia Energy Group shareholders had tendered 47,576,897 shares pursuant to NiSource's tender offer. This represents approximately 58.6% of Columbia's common shares outstanding.

   NiSource Inc. is a holding company whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine. Further information about the company may be found on the Internet at http://www.nisource.com.